Exhibit 10.5

THIS DEED is dated	31 October 2008

BETWEEN

(1)	SAVVIS UK LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 03816299 whose registered office is at Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TS (“SAVVIS UK”);

(2)	SAVVIS, INC. a Delaware Corporation (“Guarantor”); and

(3)	NATIONAL WESTMINSTER BANK PLC, a company incorporated under the laws of England and Wales with registered number 00929027 and having its registered office at 135 Bishopsgate, London EC2M 3UR (“NatWest”).

RECITALS

(A)	NatWest entered into interest rate hedge agreements with SAVVIS UK dated [•] (the “Hedge Agreements”) in connection with a Facility Agreement dated June 27, 2008, by and among SAVVIS UK, Guarantor and Lombard North Central Plc (the “Facility Agreement”).

(B)	In consideration of NatWest agreeing to enter into the Hedge Agreements Guarantor has agreed to guarantee the obligations of SAVVIS UK under the Hedge Agreements as set out in the All-Parties Agreement (as defined below).

(C)	SAVVIS UK and Guarantor enter into this Deed as security for their obligations under the Hedge Agreements and the All-Parties Agreement.

(D)	SAVVIS UK and Guarantor have agreed to enter into this Deed on the terms set out below.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, the following words and expressions have the following meanings:

“Act” means the Law of Property Act 1925;

“All-Parties Agreement” means the Deed of Guarantee, Priority and Acknowledgement dated on or about the date hereof between Lender, NatWest, SAVVIS UK and Guarantor.

“Class A Data Centre Assets” means all those assets listed in Schedule 3 referred to as the Class A Assets and all other assets from time to time acquired by SAVVIS UK after the date hereof pursuant to the terms of the Construction Contracts and all replacements and substitutions thereto from time to time;

“Class B Data Centre Assets” means those assets listed in Schedule 3 referred to as the Class B Assets and all replacements and substitutions thereto from time to time;

“Construction Contracts” means all those contracts or documents from time to time entered into by or granted to, inter alia, SAVVIS UK in connection with and necessary for the structure, construction, design, installation, commissioning and fit out of the Slough Data Centre including without limitation, professional team appointments, construction contracts, guarantees, performance bonds, collateral warranties and bonds

“Data Centre Assets” means all of the Class A Data Centre Assets and the Class B Data Centre Assets;

“Data Centres” means the Docklands Data Centre, the Slough Data Centre and the Winnersh Data Centre;

“Deed of Subordination and Postponement” means an agreement dated on or about the date hereof between NatWest, SAVVIS UK and Savvis Communications Corporation;

“Default Rate” has the meaning defined to it in the Hedge Agreements;

“Docklands Data Centre” means SAVVIS UK’s Data Centre at Greenwich View Place, Millharbour, London;

“Finance Documents” means:

(a)	the Hedge Agreements;

(b)	this Agreement;

(c)	the All-Parties Agreement;

(d)	the Deed of Subordination and Postponement; and

(e)	each and every other document designated as such by NatWest and SAVVIS UK.

“Hedge Agreement” means the 1992 ISDA Master Agreement dated as of 4 September 2008, and entered into between NatWest and SAVVIS UK together with all Transactions (as defined therein) entered into between NatWest and SAVVIS UK from time to time and whether before or after the date of this Agreement;

“IA86” means the Insolvency Act 1986;

“Insurances” means (a) all those policies and contracts of insurance that insure the Data Centre Assets, or which are now or may at any time be taken out or enforced in respect of the Data Centre Assets; and (b) all rights and other assets derived from any such policies or contracts, including any right to a return of premium which, as at the date hereof, are more particularly set out in Schedule 1 hereto and, for the avoidance of doubt and for the purposes of this Deed shall not include any third party liability insurance or product liability insurance maintained by SAVVIS UK or Guarantor or any proceeds arising therefrom;

“Intercreditor Agreement” means an agreement dated June 27, 2008, as amended on or about the date hereof between (1) Lender; (2) NatWest; (3) Wells Fargo Foothill Inc. (as agent) for all Senior Lenders and all Bank Product Providers (each as defined therein); and acknowledged by (1) SAVVIS Communications Corporation; (2) Guarantor; (3) SAVVIS Communications International, Inc.; (4)

SAVVIS Federal Systems Inc.; and (5) SAVVIS UK to regulate, inter alia, their relevant security interests.

“Land” means the leasehold premises on which the Data Centres are situated;

“Location” means, in respect of the Class A Data Centre Assets, the relevant location specified next to such Class A Data Centre Asset in Schedule 3;

“Lender” means Lombard North Central Plc, a company incorporated under the laws of England and Wales with registered number 00337004 and having its registered office at 3 Princess Way, Redhill RH1 1NP, and the lender under the Facility Agreement.

“Notice of Assignment” means a notice of assignment in substantially the form set out in Schedule 2 (Form of Notice of Assignment) or in such other form as may be specified by NatWest;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests in favour of Lender created under or pursuant to the terms of the Facility Agreement;

(c)	Security Interests in favour of Wells Fargo Foothill, Inc. (as lender and as agent as set out in and as defined in the Wells Fargo Facility), and its successors and assigns, including any lender which refinances or refunds the Wells Fargo Facility and which are subject to the Intercreditor Agreement;

(d)	any netting or set-off arrangement entered into by SAVVIS UK in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of SAVVIS UK but only so long as such arrangement is not established with the primary intention of preferring any lenders;

(e)	any Security arising under any finance lease retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to SAVVIS UK in the ordinary course of business and, unless disputed in good faith, not arising as a result of any default or omission by SAVVIS UK that is continuing for a period of more than 60 days;

(f)	any Security over any rental deposits in respect of any property leased or licensed by SAVVIS UK in respect of amounts representing not more than 12 months’ rent for that property;

(g)	any Security over documents of title and goods as part of a documentary credit transaction;

(h)	any lien arising by operation of law or otherwise in the ordinary course of business or the construction, operation, repair or maintenance of the Data Centres, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by SAVVIS UK in good faith by appropriate steps or unless SAVVIS UK obtains written consent of such overdue lien);

(i)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where SAVVIS UK is actively prosecuting or defending such proceedings or arbitration in good faith; or

(j)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made, and, save as set out in (a), (b), (c), (h) and (j) above, is not in respect of any of the Security Assets.

“Receiver” means any one or more persons appointed as a receiver in accordance with the provisions of this Deed or the Act and includes a receiver and manager and any similar or analogous person or persons as may be appointed pursuant to any insolvency legislation relevant to SAVVIS UK or Guarantor in any jurisdiction;

“Second Lien” means all rights and interests held by any Senior Lender (as such term is defined in the Intercreditor Agreement) in and to certain of the Insurances as subordinated to the rights of NatWest pursuant to the Intercreditor Agreement;

“Secured Liabilities” means all monies, obligations and liabilities covenanted to be paid or discharged by SAVVIS UK or Guarantor pursuant to the Finance Documents;

“Security” means the security from time to time constituted by, or pursuant to, this Deed;

“Security Assets” means the Data Centre Assets and the Insurances;

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security;

“Security Period” means the period beginning on the date of this Agreement and ending on the date on which NatWest is satisfied that all obligations of SAVVIS UK under all Hedge Agreements have been unconditionally and irrevocably paid and discharged in full;

“Slough Data Centre” means SAVVIS UK’s Data Centre situated at 630 Ajax Road, Slough, which at the date of this Deed, is under construction;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Unpaid Sum” means any sum stated to be payable but unpaid by SAVVIS UK or Guarantor under the Finance Documents.

“Winnersh Data Centre” means SAVVIS UK’s Data Centre at Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TS.

1.2	Incorporation of the defined terms of the Hedge Agreements

Words and expressions defined or construed in the Hedge Agreements shall, unless otherwise defined herein, have, when used in this Deed, the same meanings in this Deed as in the Hedge Agreements.

1.3	Construction

1.3.1	Unless a contrary indication appears, any reference in this Agreement to:

1.3.1.1	“NatWest”, “SAVVIS UK”, the “Guarantor”, “Lender”, “SAVVIS Communications Corporation” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.3.1.2	“assets” includes present and future properties, revenues and rights of every description;

1.3.1.3	“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

1.3.1.4	“document” includes a deed and also a letter, fax or telex;

1.3.1.5	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

1.3.1.6	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

1.3.1.7	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.3.1.8	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.

1.3.1.9	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

1.3.1.10	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.3.1.11	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.3.1.12	a provision of law is a reference to that provision as amended or re-enacted;

1.3.1.13	a time of day is a reference to London time;

1.3.1.14	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

1.3.1.15	any defined term or noun in the plural number or collective plural or in the singular number shall be interpreted with such changes as may be necessary to include the singular or the plural number or collective plural and to each and every part of such plural number or collective plural; and

1.3.1.16	“including” and “in particular” (and other cognate references) shall be construed as not limiting any general words or expressions in connection with which they are used.

1.3.2	Section, Clause and Schedule headings are for ease of reference only.

1.3.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3.4	An Event of Default is “continuing” if it has not been waived or remedied.

1.3.5	References in this Deed to this “Deed” or any other deed, agreement or instrument are references to this Deed, the relevant deed, agreement or instrument as amended, supplemented, replaced or novated from time to time and include references to any document which amends, supplements, replaces, novates or is entered into, made or given pursuant to, or in accordance with, this Deed, the relevant deed, agreement or instrument.

1.3.6	Subject to Clause 12.2 (Powers of Receiver), references in this Deed to any regulation, statute or statutory provision are to be construed as references to the same as it may have been, or may from time to time be, amended or re-enacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.

1.4	Law of Property (Miscellaneous Provisions) Act 1989

The terms of the Finance Documents and of any side letters between the parties thereto in relation to them are incorporated in this Deed to the extent required to ensure that any disposition of the Security Assets contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.5	Obligations

Any obligation of SAVVIS UK or Guarantor under this Deed to do something shall include an obligation to procure that it be done and any obligation not to do something shall include an obligation not to permit, suffer or allow it to be done.

1.6	Deed

It is intended by the parties hereto that this document shall take effect as a deed, notwithstanding the fact that NatWest may only execute this document under hand.

1.7	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided for, a person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any of the terms of this Deed.

1.8	Irrevocable payment

If NatWest considers that an amount paid or discharged by, or on behalf of SAVVIS UK or Guarantor by any other person in purported payment or discharge of an obligation of SAVVIS UK or Guarantor to NatWest under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration (or any analogous proceeding relevant to SAVVIS UK or Guarantor) of either SAVVIS UK or Guarantor or otherwise, then that amount shall be considered not to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

1.9	NatWest and Receiver’s discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by NatWest or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons therefor.

1.10	All-Parties Agreement

Unless a contrary indication appears, the rights of NatWest under this Deed are subject to the terms of the All-Parties Agreement.

2	COVENANT TO PAY

2.1	Covenant to pay

2.1.1	SAVVIS UK covenants with NatWest that it shall, on demand, pay and discharge the Secured Liabilities or it shall on demand procure that the Secured Liabilities are paid and discharged when they are respectively due, in the manner provided in the relevant Finance Document.

2.2	Place

SAVVIS UK shall procure that all payments by SAVVIS UK or Guarantor under or in respect of this Deed shall be made to NatWest and to its account at such office or bank as NatWest may notify to SAVVIS UK from time to time for this purpose.

2.3	Funds

SAVVIS UK shall procure that payments by SAVVIS UK or Guarantor under or in respect of this Deed to NatWest shall be made for value on the due date at such times and in such funds as NatWest may specify to SAVVIS UK or Guarantor (as applicable) as being customary at the time for the settlement of transactions of this nature in the relevant currency in the place of such payment.

2.4	Set-off and counterclaim

Except as set forth in the Hedge Agreements, SAVVIS UK shall procure that all payments due from or made by SAVVIS UK or Guarantor under or in respect of this Deed shall be made without set-off or counterclaim.

2.5	Non-Business Days

If a payment under this Deed is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

2.6	Interest on Unpaid Sums

If either SAVVIS UK or Guarantor fails to pay any sum demanded of it under or in respect of this Deed, SAVVIS UK shall pay an amount equal to interest on such Unpaid Sum (as well after as before judgment) at the Default Rate from the due date until the date on which the Unpaid Sum is unconditionally and irrevocably paid or discharged in full to NatWest.

2.7	Time for payment of interest on Unpaid Sums

SAVVIS UK shall pay interest on an Unpaid Sum on demand.

2.8	Currency

Amounts payable in respect of costs, expenses, Taxes and the like, and any amount payable under this Deed, are payable in the Contractual Currency (as such term is defined in the Hedge Agreements).

3	FIXED SECURITY

3.1	Grant of fixed security

3.1.1	SAVVIS UK with full title guarantee, as security for the payment of all Secured Liabilities:

3.1.1.1	charges by way of a first fixed charge in favour of NatWest all of its rights, title and interest in and to the Class A Data Centre Assets owned by SAVVIS UK at the date of this Deed;

3.1.1.2	charges by way of a first fixed charge in favour of NatWest all of its rights, title and interest in and to the Class B Data Centre Assets owned by SAVVIS UK at the date of this Deed; and

3.1.1.3	charges by way of first fixed charge all replacements and substitutes for the Data Centre Assets that may be acquired by SAVVIS UK after the date of this Deed and all Data Centre Assets that may be acquired by SAVVIS UK after the Date of this Deed in connection with the construction, design, installation, commissioning and fit out of the Slough Data Centre under the Construction Contracts.

3.1.2	Each of SAVVIS UK and Guarantor, with full title guarantee, as security for the payment of all Secured Liabilities, assigns by way of security to NatWest by way of first ranking absolute assignment (in each case, subject to the proviso contained in Clause 3.2 (Proviso for reassignment)) all its right, title, benefit and interest in and to all proceeds of the Insurances to the extent that such proceeds arise in connection with a loss, destruction or damage to the Data Centre Assets and all rights of SAVVIS UK or Guarantor to enforce payment of the proceeds with respect to a loss, destruction or damage of the Data Centre Assets.

3.1.3	The parties hereto agree that each Security Interest created by this Deed shall take effect as separate and independent first ranking fixed Security Interest.

3.2	Proviso for reassignment

The assignment by SAVVIS UK and Guarantor in Clause 3.1.2 is subject to the proviso that, following the end of the Security Period, NatWest shall reassign to SAVVIS UK or Guarantor (as applicable) or other person entitled thereto (without recourse or warranty and at Guarantor’s expense), the subject-matter of that assignment or, as the case may be, the balance thereof.

4	DECLARATION OF TRUST

4.1	If, notwithstanding the provisions of Clause 3.1, any choses in action to which either SAVVIS UK or Guarantor is entitled, are incapable of being, or for any reason are not effectively, charged or assigned to NatWest in accordance with the terms of this Deed:

4.1.1	each of SAVVIS UK and Guarantor declares that it holds and shall hold all its right, title and interest in and to the choses in action to which it is entitled on trust for NatWest in accordance with the provisions of this Deed as if the same were effectively mortgaged or charged;

4.1.2	SAVVIS UK shall use all reasonable endeavours promptly to bring about an effective assignment or charge of the choses in action in favour of NatWest; and

4.1.3	for the avoidance of doubt, such choses in action shall nevertheless constitute Security Assets.

5	GENERAL UNDERTAKINGS

5.1	Duration

The undertakings in this Clause 5 to Clause 7 inclusive are given in favour of NatWest and shall remain in force throughout the Security Period.

5.2	Nature of Security

5.2.1	SAVVIS UK represents to NatWest that this Deed creates those Security Interests it purports to create, with the ranking set out in this Deed, and is not liable to be amended or otherwise set aside on the liquidation or administration of SAVVIS UK or any similar or analogous procedure relating to either SAVVIS UK or Guarantor in any relevant jurisdiction or otherwise.

5.2.2	SAVVIS UK represents to NatWest that neither it nor Guarantor has created or purported to create, nor will it or Guarantor create during the Security Period, any floating charge(s) over any of the Security Assets, save for the Second Lien.

5.3	Dealing with Security Assets

Save for the Second Lien, and except as expressly permitted by Clause 7 hereto, and, subject to Clause 5.5 (Notices received relating to Security Assets), SAVVIS UK shall not and SAVVIS UK shall procure that Guarantor shall not, without the prior written consent of Lender acting on behalf of NatWest in accordance with the terms of the All-Parties Agreement either:

5.3.1	sell, transfer, grant any lease or licence in relation to, enter into any agreement for the sale, transfer of, grant of lease or licence relating to, or otherwise dispose of, the Security Assets;

5.3.2	part with possession of the Security Assets; or

5.3.3	enter into any option agreement or arrangement having a similar effect to any of the actions referred to above in this Clause 5.3.

5.4	No Security Interest over Security Assets

SAVVIS UK shall not and SAVVIS UK shall procure that Guarantor shall not create or allow to submit any Security Interest on or over the Security Assets, save for any Permitted Security Interest and the Second Lien.

5.5	Notices received relating to Security Assets

SAVVIS UK shall and SAVVIS UK shall procure that Guarantor shall, as soon as reasonably practicable following receipt, give to NatWest a copy of any notice, order, direction, requisition, permission, proposal or other matter (a “Direction”) received by SAVVIS UK or Guarantor affecting or likely to affect the Security Assets in a manner which is reasonably likely to have a Material Adverse Effect.

5.6	Action following receipt of notice under Clause 5.5 (Notices received relating to Security Assets)

Following the giving of the copy Direction referred to in Clause 5.5 (Notices received relating to Security Assets) and subject to the All-Parties Agreement:

5.6.1	SAVVIS UK shall and shall procure that Guarantor shall, at the request of NatWest, but at SAVVIS UK’s cost, make or join with NatWest in making such objections or representations against or in respect of that Direction as NatWest (acting reasonably) shall deem necessary or expedient;

5.6.2	SAVVIS UK shall and shall procure that Guarantor shall, as soon as practicable following the request of NatWest (acting reasonably), take all reasonable steps to comply with that Direction, unless SAVVIS UK or Guarantor, as appropriate, is contesting that Direction in good faith; and

5.6.3

subject to Clause 5.6.2, the NatWest may, without incurring any of the liabilities of a mortgagee in possession, upon giving SAVVIS UK 5 (five) Business Days prior written notice, enter upon the Data Centres for the purpose of complying with any

Direction and may itself, at the cost of SAVVIS UK, do all acts and things reasonably necessary or proper for complying with any of them.

5.7	Taxes

SAVVIS UK shall and shall procure that Guarantor shall:

5.7.1	punctually pay all taxes, charges, duties, levies, assessments, impositions and outgoings whatsoever (whether governmental, municipal or otherwise) which may be imposed upon, or payable in respect of, the Security Assets unless such payment is being disputed in good faith by SAVVIS UK or Guarantor (as applicable); and

5.7.2	on demand of NatWest, produce to NatWest receipts confirming, or other evidence of, such payment described in Clause 5.7.1 or, if the payment is in dispute, evidence of such dispute and, immediately upon resolution of such dispute, evidence of the resolution.

6	INSURANCE UNDERTAKINGS

6.1	Insurance

SAVVIS UK shall, in addition to the requirements set out in this Clause 6, procure that all of the Data Centre Assets as are of an insurable nature are insured and kept insured in accordance with Clause 29 (Insurance Undertakings) of the Facility Agreement.

6.2	Perfection of Security

6.2.1	On or before the date of this Deed, SAVVIS UK shall deliver (or shall procure that there is delivered) a notice to the relevant Approved Broker in respect of the Insurances specified in Schedule 1 Part III (Details of Insurances) in substantially the form of Schedule 2 (Form of Notice of Assignment) (or as otherwise required by NatWest) and shall procure that each such Approved Broker acknowledges, agrees and confirms such notice to NatWest.

7	DATA CENTRE ASSETS UNDERTAKINGS

7.1	Location of Data Centre Assets

7.1.1	Subject to Clauses 7.1.2 and 7.3, SAVVIS UK shall keep the Class A Data Centre Assets listed in Schedule 3 (Details of Data Centre Assets) at the location specified for those Class A Data Centre Assets in Schedule 3 (Details of Data Centre Assets).

7.1.2	Notwithstanding Clause 7.1 above, SAVVIS UK may remove any Data Centre Asset from its location specified in Clause 7.1 (Location of Data Centre Assets) solely for the purpose and in the course of effecting necessary repairs to it, but only to another location previously notified in writing to NatWest. In no circumstances may SAVVIS UK, without the prior written consent of the Lender, acting on behalf of NatWest in accordance with the terms of the All-Parties Agreement, remove any Class A Data Centre Asset to a location outside England and Wales.

7.2	Repair and Maintenance of Data Centre Assets and Access

7.2.1	SAVVIS UK shall keep and maintain the Data Centre Assets in a good and safe condition and state of repair, and shall repair such Data Centre Assets as necessary, to no less an extent than would a reasonably prudent owner and operator of assets, similar to the Data Centre Assets (acting in accordance with and having full regard to (i) any suppliers’ and/or manufacturers’ recommendations and (ii) normal industry practice, standards and requirements applicable to assets, similar to the Data Centre Assets).

7.2.2	Provided that NatWest has given SAVVIS UK 5 (five) Business Days prior written notice of its intention to do so, permit NatWest and its agents and servants, with or without workmen, from time to time to examine the state and condition of any of the Data Centre Assets.

7.3	Removal and Disposal of Data Centre Assets

7.3.1	The Data Centre Assets may be moved from one Data Centre to another, as may be reasonably required by SAVVIS UK from time to time, provided that SAVVIS UK shall, upon reasonable written request from the Lender acting on behalf of NatWest in accordance with the All-Parties Agreement, provide the Lender with written details specifying the location of each of the Class A Data Centre Assets.

7.3.2	Save as set out in Clause 7.1.2 and this Clause 7.3, SAVVIS UK may not remove the Class A Data Centre Assets from the Location or dispose of them for any reason, without the prior written consent of Lender.

7.3.3	In addition to its rights under Clauses 7.1.2 and 7.3.1, SAVVIS UK may remove and sell such of the Class B Data Centre Assets, that are no longer required for use at any of the Data Centres or for any reason or have become obsolete, provided that the aggregate value of all such Class B Data Centre Assets (valued as at the date of disposal) to be disposed of from time to time, does not exceed a maximum aggregate amount of £2,000,000 (two million pounds Sterling) from the date hereof until the termination of the Facility Agreement and the Hedge Agreements in accordance with their respective terms.

7.3.4	At the NatWest’s request, which request may be made no more frequently than once per annum, SAVVIS UK will provide NatWest with such information as NatWest may reasonably request in order to enable NatWest to determine to its satisfaction the value of the Class B Assets disposed of by SAVVIS UK from time to time.

7.3.5	If Lender acting on behalf of NatWest in accordance with the UK Intercreditor Agreement, at its absolute discretion, agrees that any of the Class A Data Centre Assets may be sold, NatWest agrees that Lender may agree the terms of such sale with SAVVIS UK and direct that the sales proceeds received are either used to make a pre-payment of the Loan(s) in accordance with Clause 8.2 of the Facility Agreement or to acquire replacement Class A Data Centre Assets.

7.4	Replacements and subsequently acquired Data Centre Assets

7.4.1	Any replacements or substitutes of any Data Centre Assets which SAVVIS UK is entitled to make in accordance with this Agreement shall be the same type of asset and similar value as that asset being replaced.

7.4.2	SAVVIS UK agrees that any replacement for or substitute of any Data Centre Assets shall be Security Assets and subject to the terms of this Deed, and shall be deemed to be either Class A Data Centre Assets or Class B Data Centre Assets, as the parties hereto may decide, and Class A Data Centre Assets acquired by SAVVIS UK after the date hereof shall be subject to the terms of this Deed and SAVVIS UK agrees that it shall do all such assurances, acts and things as NatWest may reasonably require for perfecting NatWest’s Security Interests in such Data Centre Assets in accordance with Clause 18 of this Deed and SAVVIS UK undertakes that it shall provide NatWest with: (i) a schedule of all Class A Data Centre Assets acquired by SAVVIS UK after the date hereof on or before the date of acquisition; and (ii) a schedule of all replacement and substitute Class A Data Centre Assets acquired by SAVVIS UK from time to time, as permitted by the terms of this Deed, as soon as reasonably practicable following acquisition.

7.4.3	Save as the Lender, acting on behalf of NatWest in accordance with the terms of the All-Parties Agreement, may otherwise agree, in its absolute discretion, SAVVIS UK may only replace Class A Data Centre Assets in accordance with Clauses 8.2.1.2 and 29.5.1 of the Facility Agreement.

7.5	Insurance

Without prejudice to the generality of Clause 6 (Insurance Undertakings), SAVVIS UK or Guarantor shall insure the Data Centre Assets in accordance with Clause 6 (Insurance Undertakings).

7.6	Negative covenants

7.6.1	SAVVIS UK shall ensure that:

(i)	nothing is done or omitted to be done which is likely to result in the Data Centre Assets being confiscated, seized, requisitioned, taken in execution, impounded or otherwise taken from any of the Data Centres and, in any such event, SAVVIS UK will procure an immediate release of the Data Centre Assets;

(ii)	none of the Data Centre Assets is removed from any of the Data Centres save in accordance with this Deed and the Facility Agreement;

(iii)	none of the Data Centre Assets is altered, interfered with or materially attached to any machinery or plant or any other equipment, and no plant, machinery or accessories are attached to the Data Centre Assets which cannot be removed without damaging or impairing such Data Centre Assets except as may be required for the normal operation of such Data Centre Assets, provided that SAVVIS UK shall indemnify NatWest for any loss, costs, claims or damages NatWest suffers sustains or incurs as a result of: (i) NatWest’s inability to recover any Data Centre Asset as a result of its having been attached to any other plant or machinery; or (ii) NatWest being required to make good any damage to any Data Centre Asset or any plant or machinery to which it may have been attached; and

(iv)	the Data Centre Assets are not used for any unlawful purposes.

8	REPRESENTATIONS AND WARRANTIES

8.1	Nature and timing

The representations and warranties set out in this Clause 8 are made in favour of NatWest with the knowledge and intention that NatWest is relying on and shall rely on them throughout the Security Period.

8.2	Security ranking

SAVVIS UK represents and warrants that this Deed:

8.2.1	constitutes, and shall, throughout the Security Period, constitute, legal, valid, binding and enforceable obligations of SAVVIS UK and Guarantor, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to any Finance Documents;

8.2.2	has and shall, throughout the Security Period, have the ranking of a first fixed charge and first priority assignment over the Security Assets effective in accordance with its terms.

8.3	Consents

SAVVIS UK represents and warrants that all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents or the like) in order to enable SAVVIS UK and Guarantor to create this Security and to ensure that (subject to all necessary registrations thereof being made) this Security is valid, legally binding and enforceable and has and will have the ranking referred to in Clause 8.2 (Security ranking) have been taken, fulfilled and done.

9	POWERS AND DISCRETIONS OF THE NATWEST

9.1	Curing of breaches and covenants

Without prejudice to the rights of NatWest under the Finance Documents, if either SAVVIS UK or Guarantor fails to observe or perform any provision of this Deed and such failure is not remedied to the satisfaction of NatWest within 15 Business Days, SAVVIS UK and Guarantor shall allow and hereby authorise NatWest or such person as NatWest shall nominate to do all such acts and things and take such action on behalf of SAVVIS UK and Guarantor as may be necessary to secure the observance or performance of that provision without becoming liable as a mortgagee in possession, provided that such action is permitted to be undertaken by NatWest under the terms of the Intercreditor Agreement and the All-Parties Agreement.

9.2	Indemnity

SAVVIS UK shall indemnify NatWest and keep NatWest indemnified against all reasonable losses, costs, charges and expenses properly incurred by NatWest as a result of the failure by SAVVIS UK or Guarantor to observe or perform any provision of this Deed and in connection with the exercise by NatWest of its rights contained in Clause 9.1 (Curing of breaches and covenants).

9.3	Expenses so incurred

All monies reasonably and properly expended and all costs reasonably and properly incurred by NatWest in carrying out any of its powers and discretions referred to in Clause 9.1 (Curing of breaches and covenants) shall be considered to have been properly incurred by NatWest, shall be secured by this Deed and shall be payable on demand by SAVVIS UK to NatWest.

10	WHEN SECURITY BECOMES ENFORCEABLE

10.1	Timing of enforcement

10.1.1	The security intended to be created by this Deed shall become immediately enforceable upon the occurrence of an Event of Default which (as at the date of the first steps of enforcement) is continuing and has not been remedied or waived.

10.1.2	After the security intended to be created by this Deed has become enforceable and subject to the All-Parties Agreement:

10.1.2.1	the power of sale and other powers conferred by Section 101 of the Act (as varied or amended by this Deed) shall become immediately exercisable;

10.1.2.2	NatWest may, in its absolute discretion, enforce all or any part of such security in such manner as it sees fit; and

10.1.2.3	SAVVIS UK shall or shall procure that NatWest is granted access to the Location in order to take possession of and, where it requires to do so, remove the Data Centre Assets.

11	ENFORCEMENT OF SECURITY

11.1	Powers arising

The Secured Liabilities shall be deemed to have become due and payable, and the power of sale and other powers conferred on mortgagees by section 101 of the Act as varied and extended by this Deed, shall arise immediately on execution of this Deed by SAVVIS UK and Guarantor.

11.2	Powers exercisable

Neither section 93 nor section 103 of the Act shall apply to this Deed and the powers referred to in Clause 11.1 (Powers arising) may be exercised by NatWest and this Security shall become enforceable without notice to SAVVIS UK or Guarantor on or at any time after an Event of Default has occurred.

12	APPOINTMENT AND REMOVAL OF RECEIVER

The rights of NatWest under this Clause are subject to the terms of the Intercreditor Agreement and All-Parties Agreement.

12.1	Appointment of Receiver

12.1.1	At any time after this security becomes enforceable or if either SAVVIS UK or Guarantor so requests NatWest in writing at any time, NatWest may without further notice appoint, under seal or in writing under its hand, any one or more qualified persons to be a Receiver of all or any part of the Security Assets in like manner in every respect as if NatWest had become entitled under the Act to exercise the power of sale thereby conferred. In this Clause “qualified person” means a person who, under IA86, or any similar or analogous legislation relevant to SAVVIS UK or Guarantor in any jurisdiction, is qualified to act as a receiver (or similar or analogous person) of the property of any company with respect to which he is appointed.

12.1.2	Where any appointment of a Receiver is made at a time when a Receiver is already in and continues in office, the Receiver shall act jointly with the Receiver previously appointed hereunder.

12.1.3	Every such appointment of a Receiver shall take effect at the time and in the manner specified by IA86, or any similar or analogous legislation relevant to either SAVVIS UK or Guarantor in any jurisdiction.

12.1.4	If at any time any two or more persons hold office as Receivers of the same assets or income, such Receivers may act jointly or concurrently so that each of such Receivers shall be entitled (unless the contrary shall be stated in any of the instrument(s) appointing them) to exercise all the functions conferred on a Receiver by IA86 ( or any similar or analogous legislation relevant to either SAVVIS UK or Guarantor in any jurisdiction) or the Act and in this Deed.

12.2	Powers of Receiver

12.2.1	Every Receiver appointed in accordance with Clause 12.1 (Appointment of Receiver) shall have and be entitled to exercise, in addition to those powers conferred by the Act on any receiver appointed thereunder:

12.2.1.1	all of the powers set out in Clause 12.3 (Specific powers); and

12.2.1.2	any and all powers, authorities and rights, in relation to the Security Assets, which it could exercise if it were the absolute unencumbered beneficial owner of such Security Assets.

12.2.2	If at any time there is more than one Receiver of all or any part of the Security Assets, each such Receiver may (unless otherwise stated in any document appointing him) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of each other Receiver.

12.2.3	Any Receiver may, in its absolute discretion, choose whether, and if so when, or not to exercise any of such powers, and SAVVIS UK and Guarantor recognise that the Receiver may do so notwithstanding that the same may be prejudicial to its interests and in this respect SAVVIS UK hereby waives to the fullest extent permissible any rights it may otherwise have under section 91(2) of the Act.

12.3	Specific powers

12.3.1	The powers referred to in the first sentence of Clause 12.2 (Power of Receiver) include:

12.3.1.1	Take possession: to take immediate possession of, get in and collect the Security Assets or any part thereof;

12.3.1.2	Carry on Business: to carry on the business of SAVVIS UK as he may think fit;

12.3.1.3	Protection of assets: to make and effect all repairs and insurances and do all other acts for the protection or for the improvement of the Security Assets as he may in his absolute discretion think fit;

12.3.1.4	Employees: to appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes hereof upon such terms as to remuneration or otherwise as he may think proper and to discharge any such persons appointed by SAVVIS UK;

12.3.1.5	Borrow money: for the purpose of exercising any of the powers, authorities and discretions conferred on him by or pursuant to this Deed and/or of defraying any costs, charges, losses or expenses (including his remuneration) which shall be incurred by him in the exercise thereof or for any other purpose, to raise and borrow money either unsecured or on the security of the Security Assets or any part thereof, either in priority to the security constituted by this Deed or otherwise, and generally on such terms and conditions as he may think fit and no person lending such money shall be concerned to enquire as to the propriety or purpose of the exercise of such power or to see to the application of any money so raised or borrowed;

12.3.1.6	Sell assets: to sell, exchange, convert into money and realise or otherwise howsoever dispose of all or any part of the Security Assets by public auction or private contract and generally in such manner and on such terms as he shall think proper. Without prejudice to the generality of the foregoing he may do any of these things for a consideration or for a nil consideration consisting of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he may think fit. Any such sale, exchange, conversion or realisation and disposal may be on terms excluding or restricting the liability of NatWest or the Receiver;

12.3.1.7	Leases: to let or licence all or any part of the Security Assets for such term and at such rent or licence fee (with or without a premium) as he may think proper and to vary and/or accept a surrender of any lease or licence thereof on such terms as he may think fit (including the payment of money to a lessee or licensee on a surrender) and so that for the purposes of Section 99(2) of the Act the expression “mortgagor” shall include an encumbrancer deriving title under SAVVIS UK;

12.3.1.8	Compromise: to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of SAVVIS UK or Guarantor or relating in any way to the Security Assets or any part thereof;

12.3.1.9	Legal actions: to bring, prosecute, enforce, defend and abandon all such actions, suits and proceedings in relation to the Security Assets or any part thereof as may seem to him to be expedient;

12.3.1.10	Receipts: to give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising the Security Assets;

12.3.1.11	Subsidiaries: to form a subsidiary or subsidiaries of SAVVIS UK and transfer to any such subsidiary all or any part of the Security Assets;

12.3.1.12	Registered office: to change the registered office of SAVVIS UK;

12.3.1.13	Contracts: to enter into, perform, repudiate, rescind, vary, modify, assign or novate any contract, agreement option, agreement, building contract, professional appointment or otherwise for or which relates in any way to the Security Assets or any part thereof or in relation to the exercise of any of the powers of the receiver herein contained and to appoint hire and employ and to remunerate such contractors, advisers, professionals, agents, servants, attendants, managers, officers, workmen and others upon such terms and at such salaries, fees or remuneration and generally in such manner as he shall think fit and to discharge any such persons;

12.3.1.14	Proceedings: to take any proceedings whether in the name of SAVVIS UK or Guarantor (or either of them) or otherwise as the Receiver may think fit and whether relating to any of the matters herein contained or otherwise and to make any arrangement or compromise which he may think expedient;

12.3.1.15	Indemnity: to take any indemnity from SAVVIS UK or Guarantor from and against all actions, claims, expenses, demands and liabilities whether arising out of the contract or out of tort or in any other way incurred by him or by any manager, agent, officer, servant or workman or other person for whose debt, default or miscarriage he may be answerable for anything done or omitted to be done in the exercise or purported exercise of his powers hereunder or under any appointment duly made under the provisions of this Clause and if he thinks fit, but without prejudice to the foregoing, to effect with any insurance company or office or underwriters any policy or policies of insurance either in lieu or satisfaction of or in addition to such indemnity from SAVVIS UK or Guarantor; and

12.3.1.16	General powers: to do all such other acts and things as he may consider desirable or necessary for realising the Security Assets or any part thereof or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Deed, to exercise in relation to the Security Assets or any part thereof all such powers, authorities and things as he would be capable of exercising if he were the absolute beneficial owner of the same and to use the name of SAVVIS UK for all or any of such purposes.

12.4	Removal and remuneration

NatWest may from time to time, by writing under its hand, remove any Receiver appointed by it and may, whenever it may deem it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated, and may from time to time fix the remuneration of any Receiver appointed by it.

12.5	NatWest may exercise

To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Deed (either expressly or implied) upon a Receiver of the Security Assets may be exercised after the security hereby created becomes enforceable by NatWest, in relation to the whole of such Security Assets or any part thereof, without first appointing a Receiver of such property or any part thereof or notwithstanding the appointment of a Receiver of such property or any part thereof.

13	APPLICATION OF PROCEEDS

Any moneys received by NatWest or by any Receiver appointed by it pursuant to this Deed and/or under the powers hereby conferred shall, after the security hereby constituted shall have become enforceable, but subject to the payment of any claims having priority to this security, be applied by NatWest, unless otherwise determined by NatWest or such Receiver, in accordance with the All-Parties Agreement (but without prejudice to the right of NatWest to recover any shortfall from SAVVIS UK).

14	NO LIABILITY AS MORTGAGEE IN POSSESSION

14.1	No mortgagee in possession

Neither NatWest nor any Receiver shall, by reason of either entering into possession of the Security Assets, be liable to account as mortgagee in possession or be liable for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable except to the extent caused by the gross negligence or wilful misconduct of NatWest or any Receiver.

14.2	Receiver as agent

Each Receiver shall be deemed to be the agent of SAVVIS UK and Guarantor for all purposes and in the same position as a receiver duly appointed by a mortgagee under the Act or under any similar or analogous legislation relevant to either SAVVIS UK or Guarantor in any jurisdiction. SAVVIS UK or Guarantor (as applicable) alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults for losses and liabilities incurred by him and NatWest shall not incur any liability therefor to either of SAVVIS UK or Guarantor or any other person whatsoever by reason of NatWest’s appointing him as Receiver or for any other reason whatsoever.

14.3	Rights, powers, privileges and immunities by the Act

Each Receiver and NatWest shall be entitled to all the rights, powers, privileges and immunities by the Act conferred on mortgagees and receivers when such receivers have been duly appointed under the Act but so that section 103 of the Act shall not apply.

15	PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other person or company, with the exception of NatWest, dealing with NatWest or the Receiver or its or his agents shall be concerned to enquire whether the Secured Liabilities have become payable or whether any power which NatWest or the Receiver is purporting to exercise has become exercisable or whether any of the Secured Liabilities remain outstanding or to see to the application of any money paid to NatWest or to such Receiver.

16	EXPENSES

All costs, charges and expenses reasonably and properly incurred and all payments made by NatWest or any Receiver appointed hereunder in the lawful exercise of the powers hereby conferred, whether or not occasioned by any act, neglect or default of SAVVIS UK or Guarantor, shall carry interest (as well after as before judgment) at the relevant Default Rate from the date of the same being incurred or becoming payable until the date the same are unconditionally and irrevocably paid and discharged in full. The amount of all such costs, charges, expenses and payments and all such interest thereon and all remuneration payable hereunder shall be payable by SAVVIS UK within three Business Days of demand. All such costs, charges, expenses and payments shall be secured by the Security and shall be paid and charged as between NatWest and SAVVIS UK on the basis of a full indemnity.

17	DELEGATION BY NATWEST

NatWest may at any time and from time to time delegate by power of attorney, or in any other manner, to any person or persons, all or any of the powers, authorities and discretions which are for the time being exercisable by NatWest under this Deed in relation to the Security Assets or any part thereof. Any such delegation may be made upon such terms (including the power to sub-delegate) and subject to such regulations as NatWest may think fit. NatWest shall not be in any way liable or responsible to either SAVVIS UK or Guarantor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate except to the extent caused by fraud, gross negligence or wilful misconduct of NatWest.

18	FURTHER ASSURANCES

18.1	Perfection of Security Interests

SAVVIS UK shall, at its own expense, execute and do or procure that there are executed and done all such assurances, acts and things as NatWest may reasonably require for perfecting the Security Interests intended to be created by this Deed over the Security Assets or for facilitating the realisation of the Security Assets and in the exercise of all powers, authorities and discretions vested in NatWest or any Receiver of the Security Assets or in any delegate or sub-delegate.

18.2	Specific acts

Each of SAVVIS UK and Guarantor shall, in particular but without limitation, execute all transfers, conveyances, assignments and assurances of the Security Assets whether to NatWest or to its nominees and give all notices, orders and directions and make all registrations which NatWest may (acting reasonably) think expedient, provided that such action is permitted to be undertaken by NatWest under the terms of the Intercreditor Agreement and All-Parties Agreement.

18.3	Fixed Security Interests

Without prejudice to Clause 18.2 (Specific acts), SAVVIS UK or Guarantor (as applicable) shall forthwith, at the request of NatWest, execute a legal charge or assignment over those Security Assets subject to or intended to be subject to any fixed security created by this Deed in favour of NatWest, in such form as NatWest may require incorporating provisions similar to this Deed, with such amendments as NatWest may require, having regard to the nature of the asset, the Security Interest to be created and any change in law.

18.4	Notices of this Security

SAVVIS UK shall promptly affix to the Security Assets, and indorse or cause to be indorsed or shall procure that these are affixed or indorsed on the certificates and documents which constitute or evidence title to the Security Assets, such notices, endorsements or memoranda referring to this Security as NatWest may reasonably and from time to time require.

19	REDEMPTION OF PRIOR SECURITY INTERESTS

19.1	Redemption of Security Interests

NatWest may, at any time after the security hereby constituted has become enforceable, redeem any prior Security Interests against the Security Assets or any part thereof or procure the transfer thereof to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer.

19.2	Accounts conclusive

Any accounts so settled and passed shall be conclusive and binding on SAVVIS UK except in the case of manifest error.

19.3	SAVVIS UK to pay on demand

All principal moneys, interest, costs, charges and expenses of and incidental to such redemption and transfer reasonably and properly incurred shall be paid by SAVVIS UK to NatWest on demand.

20	POWER OF ATTORNEY

20.1	Appointment

Each of SAVVIS UK and Guarantor hereby, by way of security and in order more fully to secure the performance of its obligations under this Deed, irrevocably appoints NatWest and every delegate or sub-delegate to be their attorney acting severally, and on its behalf and in its name or otherwise:

20.1.1	to execute and do all such assurances, acts and things which SAVVIS UK or Guarantor (as applicable) ought to do under this Deed;

20.1.2	to make any demand upon, or to give any notice or receipt to, any person owing monies to SAVVIS UK or Guarantor (as applicable) provided that such action is permitted to be undertaken under the terms of the Intercreditor Agreement;

20.1.3	to execute and deliver any legal charges, assignments or other security and any transfers of shares, bonds or similar securities;

20.1.4	to exercise the powers, authorities and discretions conferred by or pursuant to this Deed or by statute on NatWest or any such Receiver, delegate or sub-delegate; and

20.1.5	to sell and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may deem proper in or for the purpose of exercising any of such powers, authorities and discretions.

20.2	Ratification

Each of SAVVIS UK and Guarantor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in this Clause 20 shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in this Clause.

20.3	General power

The appointment under Clause 20.1 (Appointment) shall operate as a general power of attorney made under section 10 of the Powers of Attorney Act 1971.

21	SUBSEQUENT SECURITY INTERESTS AND NEW ACCOUNTS

If NatWest shall at any time receive or be deemed to have received notice of any Security Interest affecting the Security Assets or any assignment or transfer thereof which is prohibited by this Deed:

21.1	NatWest may open a new account for SAVVIS UK and/or Guarantor in its books; and

21.2	if NatWest does not in fact open such new account, then, unless it gives express written notice to SAVVIS UK or Guarantor to the contrary, it shall be treated as if it had in fact opened such account at the time when it received or was deemed to have received such notice, and as from such time and unless such express written notice shall be given to SAVVIS UK or Guarantor, all payments by or on behalf of SAVVIS UK and Guarantor to NatWest shall be credited or treated as having been credited to such new account and not as having been applied in reduction of the Secured Liabilities at such time.

22	CONTINGENCIES

If the Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, NatWest (or the Receiver) may pay the proceeds of any recoveries effected by it unto a suspense account. Any proceeds paid into a suspense account must be applied by NatWest in payment of amounts due under the Finance Documents as and when those amounts become due.

23	COMBINATION AND SET-OFF

23.1	Combination

NatWest may without notice to SAVVIS UK combine, consolidate or merge all or any of the accounts of SAVVIS UK with, and liabilities to, NatWest (including, without limitation, under any hedging or other agreement made between NatWest and SAVVIS UK).

23.2	Set-off

NatWest may set-off any matured obligation due from either of SAVVIS UK or Guarantor under this Deed against any matured obligation owed by NatWest to either SAVVIS UK or Guarantor, regardless of the place of payment, booking branch or the currency of either obligation. If the obligations are in different currencies, NatWest may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off, provided that such action is permitted to be undertaken by NatWest under the Intercreditor Agreement, UK Intercreditor Agreement and Hedge Agreements.

23.3	Notice

NatWest shall notify SAVVIS UK or Guarantor (as applicable) immediately on the exercise or purported exercise of any right under this Clause 23 provided that any failure by NatWest so to notify will not invalidate or otherwise prejudice any such exercise or purported exercise.

24	CURRENCY

24.1	Currency Conversion

NatWest may, in connection with any application of any monies pursuant to this Deed and whether for the purpose of or pending the discharge of the Secured Liabilities, convert any monies from time to time in accordance with the terms of the Hedge Agreements.

24.2	Currency indemnity

SAVVIS UK shall indemnify NatWest in accordance with the terms of the Hedge Agreements for any sum due in relation to any currency conversion performed pursuant to Clause 24.1 (Currency conversion).

25	CERTIFICATES AND DETERMINATIONS

Any certification or determination by NatWest of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26	INDEMNITIES AND EXPENSES

26.1	General indemnity

SAVVIS UK shall, on demand, indemnify NatWest, any Receiver and any manager, agent, officer or employee for whose liability, acts or omissions NatWest or the Receiver may be answerable from and against all liabilities, costs, charges, losses, expenses, legal and other professional fees (including Tax) suffered or incurred by any of them, except by their own gross negligence or wilful misconduct, arising from or as a result of:

26.1.1	the exercise or the purported exercise of any powers, authorities or discretions conferred on any of them under or by virtue of this Deed;

26.1.2	any matter or thing done or omitted to be done under, or in any way relating to, this Deed;

26.1.3	any breach, non-observance or non-performance by SAVVIS UK or Guarantor of any of its covenants, undertakings, obligations, representations or warranties under this Deed;

26.1.4	the making good of any such breach, non-observance or non-performance;

26.1.5	the enforcement of this Deed; or

26.1.6	any action, claim or proceeding relating to any of the above.

26.2	Obligation to pay

SAVVIS UK shall, in accordance with Clause 26.5 (Time for payment), pay to NatWest for the benefit of NatWest:

26.2.1	the items of expenditure set out in Clause 26.3 (Identification of expenses); and

26.2.2	the amount referred to in Clause 26.1 (General indemnity).

26.3	Identification of expenses

The items of expenditure referred to in Clause 26.2.1 (Obligation to pay) are all expenses (including, without limitation, reasonable legal and out-of-pocket expenses on a full indemnity basis) reasonably and properly incurred by NatWest in connection with:

26.3.1	the preparation, negotiation and execution of this Deed;

26.3.2	the preparation and negotiation of documentation relating to any amendment or extension of this Deed on terms agreeable to all parties thereto;

26.3.3	the granting, preparation and documenting of any waiver, approval, consent, confirmation or release under, or in respect of, this Deed;

26.3.4	any investigation or due diligence into the financial or other condition of SAVVIS UK or Guarantor or into ascertaining whether or not SAVVIS UK or Guarantor has complied or is complying with this Deed;

26.3.5	the contemplation of the enforcement of any rights or the exercise of any powers under this Deed or in investigating any possible breach by either SAVVIS UK or Guarantor of this Deed;

26.3.6	any proceedings (legal or otherwise) involving NatWest in connection with this Deed or the Security Assets, whether such proceedings are brought by either SAVVIS UK or Guarantor or a third party; and

26.3.7	the matters referred to in Clause 21 (Subsequent Security Interests and New Accounts).

26.4	Stamp duties and other payments

In addition, SAVVIS UK shall, in accordance with the Clause 26.5 (Time for payment), pay an amount equal to any stamp duties, search fees, registration fees and duties payable in connection with this Deed and any penalties with respect to, or resulting from, delay or omission to pay any such duties or fees.

26.5	Time for payment

SAVVIS UK shall, on first demand, pay or reimburse NatWest for the items of expenditure referred to in Clause 26.3 (Identification of expenses) and any amount referred to in Clause 26.4 (Stamp duties and other payments).

27	EFFECTIVENESS OF SECURITY

27.1	Continuing Security

This Security is a continuing security and will not be considered satisfied by any intermediate payment or settlement of account or otherwise, but will remain in force until the end of the Security Period.

27.2	Rights additional

The rights of NatWest under this Deed are in addition to any guarantee, other rights or Security Interest, present or future, held by NatWest from SAVVIS UK or Guarantor or any other person in respect of the payment or discharge of the Secured Liabilities and will not merge with, or prejudice or be prejudiced by, any such guarantee, rights or Security Interest or by any dealing with, exchanging, releasing, modifying or abstaining from perfecting or enforcing any of them, and this Deed may be enforced against SAVVIS UK or Guarantor (or either of them) without first having recourse to any guarantee, other rights or Security Interest in favour of NatWest.

27.3	Other dealing

This Security and its validity shall not in any way be prejudiced or affected by NatWest dealing with, exchanging, releasing, modifying or abstaining from perfecting or enforcing any Security Interest, guarantee or other rights or remedies referred to in Clause 27.2 (Rights additional) or by giving time for payment or indulgence or compounding with any other person liable.

27.4	Conditional release of security

Without prejudice to Clause 1.8 (Irrevocable payment), if any Security Interest, disposition or payment made or given to NatWest is avoided, reduced, set aside, rendered unenforceable or required to be paid away by virtue of any provision, requirement or enactment, whether relating to bankruptcy, insolvency or liquidation or otherwise at any time in force, or by virtue of any obligation to give effect to any preference or priority, NatWest shall be entitled to recover the value or amount of that Security Interest, disposition or payment from SAVVIS UK on demand.

27.5	Retention of Security

NatWest may retain this Security and this Deed throughout the Security Period.

27.6	Change in constitution of NatWest

This Deed and this Security shall be enforceable notwithstanding any change in the constitution of NatWest or its absorption of or amalgamation with or the acquisition of its respective undertakings by any third party.

27.7	Preservation of Security

If for any reason any Security Interest intended to be created by this Deed ceases to be continuing security, such Security Interest shall remain effective as security in respect of the Secured Liabilities at the date of such cessation, regardless of any subsequent increase or reduction in the amounts of any sums constituting Secured Liabilities.

27.8	Obligations of SAVVIS UK and Guarantor

27.8.1	The obligations of each of SAVVIS UK and Guarantor under this Deed are primary obligations.

27.8.2	The obligations of SAVVIS UK and Guarantor under this Deed, the Security Interests intended to be created by this Deed, and the rights, powers and remedies of NatWest under this Deed shall not be discharged, impaired or otherwise affected by:

27.8.2.1	any legal limitation, disability, incapacity or other circumstances relating to any other person;

27.8.2.2	the Winding-up, dissolution, administration or reorganisation of any other person or any change in its status, function, control or ownership;

27.8.2.3	any of the Secured Liabilities or any security therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

27.8.2.4	time or other indulgence being granted or agreed to be granted to any other person in respect of any of the Secured Liabilities;

27.8.2.5	any amendment to, or any variation, waiver or release of, any of the Secured Liabilities however fundamental the same may be;

27.8.2.6	any failure to take, or fully to take, any security contemplated by any Finance Document or otherwise agreed to be taken in respect of the Secured Liabilities;

27.8.2.7	any failure to realise, or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Liabilities; or

27.8.2.8	any other act, event or omission (other than an express discharge by NatWest in writing) which, but for this Clause 27.8.2, might operate to discharge, impair or otherwise affect the security interest(s) created by this Deed or any of the obligations of SAVVIS UK or Guarantor under this Deed or any of the rights, powers or remedies conferred upon NatWest by any Finance Document or by law.

27.9	NatWest’s rights

NatWest shall not be obliged before the exercise of the rights, powers or remedies conferred upon NatWest in respect of SAVVIS UK or Guarantor or the Security Assets by any Finance Document or by law:

27.9.1	to make any demand of any other person;

27.9.2	to take any action or obtain judgment in any court against any other person;

27.9.3	to make or file any claim or proof in a Winding-up or dissolution of any other person;

27.9.4	to enforce or seek to enforce any other security taken in respect of the Secured Liabilities; and/or

27.9.5	to exercise any right of set-off, counterclaim or similar rights against any other person, or to have the benefit of any payment or other distribution from any other person.

27.10	Perpetuity period

The perpetuity period for the trusts contained in this Deed is 80 years from the date of this Deed.

28	REASSIGNMENT AND RELEASE OF SECURITY

On the expiry of the Security Period, NatWest shall, at the request and cost of SAVVIS UK and without any warranty or representation in connection with the reassignment, execute such reassignments and do all such other deeds, acts and things as may be necessary to reassign those Security Assets (then in existence) which were assigned to NatWest and to release the remaining Security Assets from this Security.

29	MISCELLANEOUS

29.1	Certificate of NatWest

The certificate of NatWest as to:

29.1.1	any matter in relation to this Deed which is to be designated, calculated, decided, determined or certified by NatWest under, or in respect of, this Deed;

29.1.2	the amount at any time of the Secured Liabilities or any other amount payable under this Deed; or

29.1.3	any rate of exchange or currencies, shall be conclusive and binding on SAVVIS UK and Guarantor unless there is an obvious error.

29.2	Severability

If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

29.2.1	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

29.2.2	the validity or enforceability in any other jurisdiction of that or any other provision of this Deed.

29.3	Waivers, remedies cumulative

The rights of NatWest under this Deed:

29.3.1	may be exercised as often as NatWest considers necessary or desirable;

29.3.2	are cumulative and not exclusive of its respective rights under any applicable law; and

29.3.3	may be waived only in writing and specifically.

29.4	Delay

Delay in exercising or the non-exercise of any right of NatWest under this Deed is not a waiver of that right.

30	ASSIGNMENTS, TRANSFER, ETC

30.1	Any assignment or transfer of this Deed by NatWest must comply with the terms and conditions of the Hedge Agreements and shall be subject to the prior written consent of the Lender.

30.2	Disclosure of information

NatWest shall be entitled to disclose any information concerning SAVVIS UK or Guarantor and the Finance Documents as NatWest shall consider appropriate to a person to whom NatWest has assigned or purported to assign the benefit of this Deed or to any person who may otherwise enter into or proposes to enter into contractual relations with NatWest in relation to this Deed if the person to whom the information is to be given has entered into a Confidentiality Undertaking (substantially in the form most recently recommended (or suggested) by the LMA).

31	NOTICES

31.1	Communications in accordance with the Hedge Agreements

Each communication to be made under this Deed shall be made in accordance with the terms of the Hedge Agreements.

32	COUNTERPARTS

This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

33	NON-CONTRAVENTION

It is hereby certified that the Security created hereby does not contravene any of the provisions of the Memorandum or Articles of Association of SAVVIS UK or any constitutional documents relating to Guarantor.

34	AMENDMENT

Any term of this Deed may be amended or waived only with the consent of NatWest, SAVVIS UK and Guarantor and in accordance with the terms of the Intercreditor Agreement and All-Parties Agreement and any such amendment or waiver will be binding on all parties.

35	GOVERNING LAW

This Deed is governed by English law.

36	ENFORCEMENT

36.1	Jurisdiction

Clause 13 (Governing Law and Jurisdiction) of the Hedge Agreement shall apply, mutatis mutandis, to this Deed.

36.2	Agent for Service of Process

Without prejudice to any other mode of service allowed under any relevant law, Guarantor irrevocably appoints SAVVIS UK as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed, and Guarantor agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned. SAVVIS UK hereby accepts such appointment.

This Deed has been executed as a Deed and delivered as a deed on the date stated at the beginning of this Deed.

SAVVIS UK

SIGNED as a DEED by

SAVVIS UK LIMITED

acting by Jeffrey H Von Deylen and

Gene DeFelice

Address:     Eskdale Road, Winnersh

Triangle, Wokingham,

Berkshire RG41 5TS

Facsimile no: 44 (0)118 322 6092

Attention: Secretary

) ) ) ) /s/ Jeffrey H. VonDeylen Director /s/ Gene DeFelice Director/Secretary

THE GUARANTOR

Executed as a Deed

by

SAVVIS, Inc., a Delaware Corporation

acting by

being persons who in accordance with

the laws of that territory are acting

under the authority of and for and on

behalf of SAVVIS, Inc.

Address: One SAVVIS Parkway, Town

& Country, Missouri 63017 USA

Facsimile no: 314 628 7450

Attention: Chief Financial Officer

) ) ) ) ) ) /s/ Jeffrey H. VonDeylen Authorised Signatory /s/ Meredith M. Graham Authorised Signatory

NATWEST SIGNED for and on behalf of NATIONAL WESTMINSTER BANK PLC	) ) ) /s/ Authorised Signatory ) Authorised Signatory

Address: Facsimile no: Attention:	280 Bishopsgate London EC2M 3RB 020 7085 5050 Swaps Administration